EXHIBIT 12
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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
                                                                                           Three Months Ended March 31
(Dollars In Millions)                                                                                             1996
EARNINGS
 1.    Net income                                                                                               $176.8
 2.    Applicable income taxes                                                                                   125.9
 3.    Net income before taxes (1 + 2)                                                                          $302.7
 4.    Fixed charges:
       a.    Interest expense excluding interest on deposits                                                    $113.0
             Portion of rents representative of interest and amortization of debt
       b.    expense                                                                                               6.6
       c.    Fixed charges excluding interest on deposits (4a + 4b)                                              119.6
       d.    Interest on deposits                                                                                167.0
       e.    Fixed charges including interest on deposits (4c + 4d)                                             $286.6
 5.    Amortization of interest capitalized                                                                        $--
 6.    Earnings excluding interest on deposits (3 + 4c + 5)                                                      422.3
 7.    Earnings including interest on deposits (3 + 4e + 5)                                                      589.3
 8.    Fixed charges excluding interest on deposits (4c)                                                         119.6
 9.    Fixed charges including interest on deposits (4e)                                                         286.6
RATIO OF EARNINGS TO FIXED CHARGES
10.    Excluding interest on deposits (line 6/line 8)                                                             3.53
11.    Including interest on deposits (line 7/line 9)                                                             2.06
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